December 18, 2018

BTCS Inc. (the “Company”)

Dear Tom,

As consideration for leading the Company’s non-convertible note financing the Company is offering you the option to enter into this letter agreement (the “Agreement”) whereby on acceptance the Company hereby grants you a right of first refusal (the “ROFR”) for six months following the date hereof. The ROFR will entitle you to invest up to one hundred percent (100%) of the amount of any financing whether consisting of an offering of debt, securities, or some other form of structured financing, including, without limitation, an equity line of credit in the Company. For the avoidance of doubt, the ROFR being provided for hereunder shall exclude an underwritten public offering, a Strategic Investment, and any offerings or issuances where only officers and directors of the Company participate. For purposes of this ROFR, a “Strategic Investment” shall be defined as securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, but any such shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or offering such securities to an entity whose primary business is investing in securities.

If you choose to accept the terms of this Agreement, please indicate your acceptance by signing below and return a copy to Charles Allen.

Sincerely,

BTCS INC.

By:
Name:	Charles Allen
Title:	Chief Executive Officer

We Agree to and Accept this Letter Agreement:

[●]

____________________

By:
Name:
Title:

We hereby certify that we are an “accredited investor” as defined Rule 501 under the Securities Act of 1933, as amended.

BTCS Inc.